Exhibit 10.6

CONVERTIBLE

PROMISSORY NOTE

$25,000.00

January 21, 2005

FOR VALUE RECEIVED, Little Squaw Gold Mining Company, an Alaska corporation, (the “Company”) promises to pay to William Orchow, or order, the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00), on demand, or, if no demand is made, on July 20, 2005 (the “Maturity Date”), plus interest accruing at the rate of six percent (6%) per annum from January 21, 2005, forward.  Interest only will accrue and be payable on the unpaid principal balance on the quarterly anniversary dates (with the first interest payment being due on April 21, 2005) until the Maturity Date or such time as demand has been made by the holder hereof in writing for payment of the principal balance.  On the demand date, or the Maturity Date, the entire principal balance, together with any accrued and unpaid interest, shall be due and payable.  All payments will be made to the holder at 67 P Street, Salt Lake City, UT   84103.

If the principal balance, together with accrued and unpaid interest, shall not be paid in full upon demand, or upon the Maturity Date, then the total of the principal and accumulated interest at that time due and owing shall incur a penalty interest rate of twelve percent (12%) per annum until paid in full.  If this Note is placed in the hands of an attorney for collection or if suit be brought to enforce this Note, then the Company agrees to pay all costs incurred in the collection hereof, including a reasonable attorney fee.  Venue of any action brought for the collection of or in connection with any legal action relating to this Note shall be laid in Spokane County, State of Washington.  This Note is to be governed by and construed in accordance with the laws of the State of Alaska.

Notwithstanding the payment obligations set forth above, the Company shall have the right at any time prior to the Maturity Date and without prior notice to convert the indebtedness described above into shares of common stock of the Company.  The number of restricted shares of common stock to be issued shall be equal to the number determined by dividing the total indebtedness on the conversion date (principal and accrued interest) by $0.30; the Company also shall issue warrants for each restricted share as described in Exhibit A attached hereto.

ATTEST:

LITTLE SQUAW GOLD MINING COMPANY

By:

By: /s/ Richard R. Walters

Witness

Its:  President

ACCEPTED:

By:  /s/ William Orchow

      William Orchow

Dated: _1/23/05________________________

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EXHIBIT A

WARRANTS FOR RESTRICTED SHARES

If the Company exercises its right to convert the indebtedness to restricted shares of common stock, then the Company also shall issue one warrant for each restricted share.  The warrants will entitle the holder to acquire one share of common stock of the Company during the three year period commencing with the date of issue of the restricted shares.  The exercise price will be at $0.45 per share for the period of one year from the date of issue, with the exercise price increasing to $0.55 for the period of the second year from the date of issue and further increasing to $0.75 for the period of the third year from the date of issue.